Exhibit 10.2

EMPLOYEE NON-COMPETITION AND

CONFIDENTIALITY AGREEMENT

This Employee Non-Competition and Confidentiality Agreement (“Agreement”) is made between RENEWABLE ENERGY GROUP, INC., a Delaware corporation (the “Employer”) and Brad Albin (“Employee”).

RECITALS:

A. The Employer and Employee are entering into or continuing an already existing “at will” employment relationship.

B. The parties wish to set out certain further terms and conditions of Employee’s employment, whether with Employer, or an Affiliate of Employer as defined hereafter (the Employer and its Affiliates herein collectively the “Company”), the parties recognizing that the Employee may at times be employed by an Affiliate of Employer.

C. The Company’s special knowledge base, skills and competence in the biofuels and renewable chemicals industries are critical to its growth.

D. The Company’s growth and competitiveness in the biofuels and renewable chemicals industries depend on its exclusive possession of, and the non-public nature of, its “Confidential Information” (as hereinafter defined).

E. The Company is engaged in research, development, procurement, sales, marketing, transportation and production of biofuels and renewable chemicals, feedstocks therefore and by-products thereof, and the ownership, lease, acquisition, financing, construction and operation of biofuels and renewable chemicals facilities, both nationally and internationally (the “Biofuels/Renewable Chemicals Business”).

NOW, THEREFORE, in consideration of such future or continuing employment relationship, and the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. Covenant Not To Compete. Employee shall not, during Employee’s employment with the Company and for twenty-four (24) months thereafter, without the prior written consent of the Company, directly or indirectly, own (other than passive investments in publicly traded companies where such investment does not exceed more than one percent (1%) of the total outstanding shares or other equity interests of such company), manage, operate, control, be employed by, participate in, advise or be connected in any manner with the ownership, management, operation or control of a Competing Business. The covenants of Employee contained in this paragraph 1 shall apply to each State and Country in which the Company, either directly or indirectly through Employer or an Affiliate of Employer, conducted its business or otherwise offered any goods, products or services related to its business, which shall include all States in the United States of America, which Employee represents and warrants is the minimum geographical area in which the Company is presently operating and intending to operate.

Competing Business is defined as a business engaged in the manufacture, development, sale, or marketing of biodiesel or renewable diesel or any other product or service (a) actively manufactured, developed, sold, or marketed by the Company during Employee’s employment period, so long as it remains so manufactured, developed, sold, or marketed by the Company or (b) which the Company has taken, and continues to take, substantial steps to prepare to test, manufacture, research, develop, fund, sell, market or otherwise target or pursue as a special project or initiative in which the Employee had direct or indirect managerial or supervisory responsibility, as of the Employee’s termination date. For the avoidance of doubt, employment with, or other provision of services to, an entity or other person that engages in a Competing Business shall not constitute the engagement by Employee in a Competing Business so long as Employee is not involved in activities constituting, and does not in any way assist or advise, directly or indirectly, a Competing Business.

2. Employees, Customers, Suppliers, Etc. Employee shall not for a period of twenty-four (24) months after Employee’s employment with the Company ceases, in any manner, directly or indirectly, solicit the services or employment or engage the services or employ anyone who is then (or who was within the six months prior thereto) an employee of the Company or, in connection with a Competing Business, contact or solicit any of the Company’s then past, present or identified potential customers, suppliers or strategic partners or any such customer, supplier, or strategic partner of any facility managed by the Company.

3. Confidential Information. Employee shall not during or after Employee’s employment with the Company, in any manner, directly or indirectly, use or disclose to any third party any Confidential Information except as required in the course of performance of Employee’s employment with the Company and as authorized by the Company in writing. For purposes of this Agreement, the terms “Confidential Information” shall be deemed to include, but not limited to, trade secrets, proprietary information, research and data, operating and marketing information, techniques and procedures, customer lists, employee lists, supplier lists, training manuals and procedures, business plans, projections and strategies, pricing information and financial reports of the Company or any of its predecessors, West Central Cooperative, REG, LLC (fka Renewable Energy Group, LLC) and InterWest, L.C. (the “Predecessors”), in any form, which are not generally known to the public.

4. Creations. Employee acknowledges that Employee may conceive of or otherwise create ideas, inventions, original works of authorship, product designs, logos, brand names, trade or service marks, and/or other similar or related items during the course of Employee’s employment (“Creations”). To the extent that any such Creations relate to the Company’s or Predecessors’ business or their customers or customer’s business, Employee hereby assigns to the Company all rights, titles and interests in any such Creations, including, without limitation, all patent, trade secret, trademark, service mark, trade dress, copyright and other intellectual property and similar or related rights.

During the term of Employee’s employment by the Company and for the period of one (1) year following termination of employment by Employer and any of its Affiliates with or without cause, employee shall promptly disclose in writing to the Company all such intellectual property and other similar or related rights conceived or made by Employee, either solely or in concert with others.

Employee shall, at the Company’s request and expense, execute specific assignments to any and all such intellectual property and other similar or related rights and execute, acknowledge and deliver such other documents and take all such further action as may be requested by the Company, at any time during or subsequent to the period of Employee’s employment with the Company, to obtain, procure, prosecute, transfer, assign, enforce, or defend any and all national or international intellectual property and/or other similar or related rights assigned hereby to the Company.

5. Scope; Injunction. Employee agrees that the covenants contained in this Agreement are reasonable in scope, area and duration and are necessary in furtherance of the legitimate interests of the Company in protecting its business. Employee represents and warrants that Employee has available to Employee sufficient other means of support and that observance of the covenants contained in this paragraph will not deprive Employee of the ability to earn a livelihood or to support Employee’s dependents. In the event of the breach of this Agreement, Employee acknowledges and agrees that irreparable injury will result to the Company and that injunctive relief to restrain the violation of this Agreement is appropriate in addition to any other remedies to which the Company may be entitled at law or in equity, all remedies being cumulative and not exclusive. In addition, Employee shall defend, indemnify and hold the Company and its directors, officers, shareholders, employees and agents, harmless from and against any claim, demand, proceeding, loss, liability, damage, cost or expense, including court costs and attorneys’ fees, arising in connection with or resulting from any breach of warranty, misrepresentation or nonfulfillment of any agreement on the part of Employee under this Agreement whether that claim, demand or proceeding is brought by the Employer, an Affiliate of Employer or a third party.

6. No Guarantee of Employment. This Agreement does not confer upon Employee any rights to continue in the employ or service of the Company. Except as may be provided in a separate written agreement, Employee’s employment with or service for the Company is “at will” and Company or Employee may terminate Employee’s employment at any time, for any reason or no reason, with or without cause or notice.

7. Salary Continuation. In the event of the termination by the Company of Employee’s employment with the Company without “cause” (as defined in the Company’s Amended and Restated 2009 Stock Incentive Plan, as such plan may be further amended from time to time, or any successor thereto), the Company shall continue to pay Employee’s base compensation at the rate in effect upon termination in accordance with the Company’s normal payroll practices (the “Salary Continuation”) for a minimum of twelve (12) months and then thereafter until terminated by the Company upon at least thirty (30) days prior written notice to Employee; provided, however, Employee’s obligations in paragraphs 1 and 2 hereof shall terminate effective upon the termination date of the Salary Continuation; and, provided further, the Salary Continuation shall in no event continue beyond twenty-four (24) months after termination of Employee’s employment. In addition, as part of any such Salary Continuation, Company agrees to provide or reimburse Employee for up to $7,500 of job outplacement services during the twelve (12) month period following termination of employment.

8. Change of Employer. Employee acknowledges that in the event Employee’s employment changes from Employer to an Affiliate of Employer, that such change of employment shall be considered to be an assignment of this Agreement to such new employer, consented to by Employee without further action on Employee’s part. Employee acknowledges that the Employer and any Affiliate of Employer subsequently employing Employee shall have the right to enforce any rights hereunder. Actions which may be taken by the Company hereunder may be exercised by the President of the Employer (or of any Affiliate of Employer subsequently employing the Employee).

9. Miscellaneous. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersedes all negotiations, preliminary agreements and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters hereof. No amendment, waiver, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed by each of the parties hereto. Waiver of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect. In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable. If, for any reason, a court finds that any provision of this Agreement is invalid, illegal or unenforceable as written, but that by limiting such provision it would become valid, legal and enforceable, then such provision shall be deemed to be written and shall be construed and enforced as so limited. In addition, in the event a court determines any provision of this Agreement unenforceable under the laws of its jurisdiction, this Agreement shall not be deemed unenforceable under the laws and regulations of any other jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of Iowa without regard to conflicts of laws principles. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any United States Federal court sitting in Iowa in any action or proceeding arising out of or relating to this Agreement or any agreement, document or instrument contemplated hereby, and each party hereby irrevocably agrees that all claims and counterclaims in respect of such action or proceeding may be heard and determined in any such United States Federal court. Each of the parties irrevocably waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Each of the parties irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Iowa by the delivery of copies of such process to each party at its address specified herein or by certified mail directed to such address. Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context. The titles or captions of paragraphs of this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement and such titles or captions do not define, limit, extend, explain or describe the meaning, scope or extent of this Agreement or any of its terms or conditions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Employee, Employer and Employer’s Affiliates who may subsequently employ Employee (and their respective heirs, legal representatives, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart.

“Affiliate” means, for purposes of this Agreement, Renewable Energy Group, Inc. (if not the Employer), and any corporation, limited liability company or other entity directly or indirectly controlled by, or under common control with, Renewable Energy Group, Inc. as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such entity, whether through the ownership of voting securities or by contract or otherwise.

10. Section 409A. Anything in this Agreement to the contrary notwithstanding:

(a) This section is intended to help ensure that compensation to Employee pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). For the purposes of determining when amounts otherwise payable on account of Employee’s termination of employment under this Agreement will be paid, which amounts become due because of Employee’s termination of employment, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that the Employee first incurs a “separation from service” for purposes of Section 409A on or following termination of employment.

(b) If at the time of Employee’s separation from service within the meaning of Section 409A, Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and if any payment that Employee becomes entitled to under this Agreement is considered deferred compensation subject to Section 409A(a), then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after Employee’s date of termination, and (ii) Employee’s death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 10. For purposes of the application of Section 409A, each Salary Continuation payment under Section 7 shall constitute a separate payment.

(c) The parties intend that this Agreement will be administered in accordance with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, as may be necessary to fully comply with Section 409A in order to preserve the payments provided hereunder, without additional cost to either party.

IN WITNESS WHEREOF, the Employer and Employee have executed this Agreement on the dates set forth below their respective signatures.

RENEWABLE ENERGY GROUP, INC.		EMPLOYEE

By	/s/ Daniel J. Oh	/s/ Brad Albin
Brad Albin, Personally

Dated: April 24, 2012		Dated: April 24, 2012

6